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                                                                     EXHIBIT 4.5

                 AMENDED AND RESTATED EDGE PETROLEUM CORPORATION
                           ELIAS STOCK INCENTIVE PLAN

      1. PLAN OBJECTIVES. This Amended and Restated Edge Petroleum Corporation Elias Stock Incentive Plan (the "Plan") was adopted by Edge Petroleum Corporation (the "Company") to induce and retain the employment of John W. Elias (the "Grantee") as Chairman of the Board and Chief Executive Officer of the Company by enabling the Grantee to acquire shares of the Company's Common Stock through stock options and restricted stock grants and to stimulate the Grantee's active interest in the development and financial success of the Company and its Subsidiaries by providing the Grantee with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

      2. DEFINITIONS. As used herein, the terms set forth below shall have the following respective meanings:

         "Award Agreement" means an Option Agreement or a Restricted Stock
Grant.

         "Awards" means Options and/or Restricted Stock.

         "Board" means the Board of Directors of the Company.

         "Cause" means cause as defined in any written employment agreement between the Grantee and the Company or a Subsidiary in effect at the time of the Grantee's termination of employment or any other basis for termination by the Company or a Subsidiary under such employment agreement on terms substantially equivalent to the terms applicable to a "for cause" termination, or, in the absence of any such employment agreement with a cause definition, any of the following: (a) the Grantee is convicted of a felony involving moral turpitude,
(b) the Grantee commits a willful serious act intending to enrich himself at the expense of the Company or any affiliated entity, or (c) the Grantee, in carrying out his duties and responsibilities of employment, (i) is guilty of willful gross neglect, or (ii) voluntarily engages in conduct that results in material harm to the Company or any affiliated entity, unless such conduct was reasonably believed by the Grantee in good faith to be in the best interests of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

         "Company" means Edge Petroleum Corporation, a Delaware corporation.

         "Disability" means disability as defined in any written employment agreement between the Grantee and the Company or a Subsidiary in effect at the time of the Grantee's termination of employment or, in the absence of any such employment agreement with a disability definition, "Disability" shall mean Grantee's becoming incapacitated by accident, sickness or other circumstances which render him mentally or physically incapable of performing the duties and services required of him in his employment with the Company or a


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Subsidiary on a full-time basis with reasonable accommodations for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period.

         "Expiration of the Employment Term" means termination of the Grantee's employment with the Company and its Subsidiaries pursuant to the expiration of the term of any written employment agreement between the Grantee and the Company or a Subsidiary in effect immediately prior to the time of the Grantee's termination of employment, whether such expiration occurs automatically by the passage of time or by reason of either party having given notice that no further extensions of the employment term shall occur.

         "Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported,
(ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated or (iv) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.

         "Good Reason" means (a) good reason as defined in any written employment agreement between the Grantee and the Company or a Subsidiary in effect at the time of the Grantee's termination of employment, (b) if such an agreement is then in effect but does not define "good reason" but contains a provision permitting the Grantee to voluntarily terminate employment, upon the occurrence of certain events, on terms substantially equal to those applicable to an involuntary termination without cause, "Good Reason" shall mean any of those events or (c) in the absence of any such employment agreement, definition or provision, "Good Reason" shall be deemed to have occurred upon the happening of any of the following without the consent of the Grantee:

         (i)     any reduction in the Grantee's annual rate of salary;

         (ii) either (x) a failure of the Company to continue in effect any employee benefit plan in which the Grantee was participating or (y) the taking of any action by the Company that would adversely affect the Grantee's participation in, or materially reduce the Grantee's benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of the corporate management of the Company generally;

         (iii) the assignment to the Grantee of duties and responsibilities that are


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       materially more oppressive or onerous than those attendant to the
       Grantee's position immediately after the date hereof;

         (iv) the relocation of the office location as assigned to the Grantee by the Company to a location more than 20 miles from the Grantee's location on the date the Award was granted; or

         (v) the failure of the Company to obtain, prior to the time of any reorganization, merger, consolidation, disposition of all or substantially all of the assets of the Company or similar transaction effective after the date hereof, in which the Company is not the surviving person, the unconditional assumption in writing or by operation of law of the Company's obligations to the Grantee under any Award Agreement by each direct successor to the Company in any such transaction.

         "Option" means a right to purchase a specified number of shares of Common Stock at a specified price.

         "Option Agreement" means a written agreement between the Company and the Grantee setting forth the terms, conditions and limitations applicable to an Option hereunder.

         "Restricted Stock" means Common Stock or units representing such Common Stock that is restricted or subject to forfeiture provisions.

         "Restricted Stock Grant" means a written agreement between the Company and the Grantee setting forth the terms, conditions and limitations applicable to Restricted Stock hereunder.

         "Subsidiary" means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

      3. COMMON STOCK AVAILABLE FOR AWARDS. Subject to the provisions of Section 11, there shall be available for Awards under this Plan an aggregate of 475,000 shares of Common Stock. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

      4. ADMINISTRATION. This Plan shall be administered by the Board. Subject to the provisions hereof, the Board shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Board shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for


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carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Board may, in its discretion, provide for the extension of the exercisability of an Option, accelerate the exercisability or the vesting of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either not adverse to the Grantee or consented to by the Grantee. The Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Board deems necessary or desirable to further the purposes of the Plan. Any decision of the Board in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Board shall be liable for anything done or omitted to be done by him or her, by any member of the Board or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

      5. OPTIONS. Effective January 8, 1999, the Grantee was awarded an Option for the purchase of 200,000 shares of Common Stock (the "Initial Option"). The Initial Option shall become exercisable with respect to one-third of the total number of shares of Common Stock that are subject thereto (rounded up to the nearest whole number) on the date of grant and the first anniversary of the date of grant and with respect to all remaining shares of Common Stock that are subject thereto on the second anniversary of the date of grant. Further Options may be awarded hereunder to the Grantee in the sole discretion of the Board and, subject to the provisions of paragraphs 5, 8 and 9, shall have terms and conditions as the Board shall determine.

         (a)  OPTION TERMS.

         (i) EXERCISE PRICE. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant.

         (ii) TERM. Each Option shall have a term of ten years from the date of grant (the "Option Term").

         (b) STOCK OPTION EXERCISE. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the Grantee, the Grantee may purchase such shares by means of tendering Common Stock, valued at Fair Market Value on the date of exercise. The Board shall determine acceptable methods for the Grantee to tender Common Stock; provided that any Common Stock that is or was the subject of an Award or an employee award under another Company plan may be so tendered only if it has been held by the Grantee for six months. The Board may provide for procedures to permit the exercise of Options by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Option.

         (c) DEFERRAL OF OPTION STOCK. With the approval of the Board, Common Stock payable in respect of an Option may be deferred and paid either in the form of


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      installments or as a lump-sum payment. Any deferred payment of Option stock may be forfeited if and to the extent that the Option Agreement or deferral agreement so provides.

      6. RESTRICTED STOCK. On March 1, 2001, the Board approved, upon the filing of all documents relating to the Plan required by the Securities and Exchange Commission and any applicable securities exchange, the grant of 14,000 shares of Restricted Stock (the "Initial Restricted Stock Grant") to the Grantee. The Initial Restricted Stock Grant, once granted, shall vest with respect to one-third of the total number of shares of Common Stock that are subject thereto (rounded up to the nearest whole number) on the first anniversary of the date of the grant and the second anniversary of the date of the grant and with respect to the remaining shares of Common Stock that are subject thereto on the third anniversary of the grant. Further Restricted Stock Grants may be awarded hereunder to the Grantee in the sole discretion of the Board.

      7. DOCUMENTATION. Each Award granted under this Plan shall be documented in an Award Agreement which shall contain the applicable terms and conditions set forth herein and such other terms, conditions and limitations as shall be determined by the Board in its sole discretion, provided that such provisions are not inconsistent with the provisions of this Plan. Each Award Agreement shall be signed by the Grantee and by an authorized member the Board or by a senior officer of the Company (other than the Grantee) authorized by the Board to execute the Award Agreement for and on behalf of the Company.

      8. AWARD RESTRICTIONS. Unless otherwise determined by the Board in its sole discretion, each Option shall terminate, prior to the expiration of the Option Term, and all non-vested Restricted Stock shall be forfeited:

         (a) immediately upon termination of employment by reason of Expiration of the Employment Term or by the Company or a Subsidiary for Cause;

         (b) at 5 p.m. on the first business day following the expiration of the 90-day period which will begin on the date of termination of Grantee's employment if the Grantee terminates employment with the Company and its Subsidiaries voluntarily without Good Reason (excluding by Expiration of the Employment Term); and

         (c) at 5 p.m. on the first business day following the expiration of the one-year period which will begin on the date of termination of Grantee's employment if the Grantee terminates employment with the Company and its Subsidiaries voluntarily with Good Reason or the Company or a Subsidiary terminates the Grantee's employment without Cause (excluding by Expiration of the Employment Term).

For purposes of this Plan, termination of employment by reason of the death or Disability of the Grantee shall be treated as a termination of employment by the Company without Cause. Notwithstanding any contrary provision of this Plan, an Option shall in any event terminate upon the expiration of the Option Term. All of the provisions of this Section 8 are subject to the provisions of any written employment agreement between the Grantee and the Company or a Subsidiary that applies, by its terms, to an Option and that is in effect at the time its provisions would become operative with respect to that Option.


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      9. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.

         (a) Notwithstanding anything to the contrary contained herein:

         (i) all shares subject to all outstanding Options shall become fully exercisable and all non-vested Restricted Stock shall vest immediately upon termination of the Grantee's employment by the Company or a Subsidiary without Cause (excluding by reason of Expiration of the Employment Term) or termination of the Grantee's employment by the Grantee for Good Reason; and

        (ii) subject to paragraph (i) above, no additional shares shall become available for purchase if the Grantee has not remained in the continuous employment of the Company and its Subsidiaries through the applicable date.

        (b) In any event in which an Option remains exercisable for a period of time following the date of termination of Grantee's employment, the Option may be exercised during such period of time only to the extent it was exercisable on the date of termination of the Grantee's employment.
     To the extent an Option becomes exercisable, such Option may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Option Term or earlier termination of the Option. A change of employment is continuous employment within the meaning of this Section 9 provided that, after giving effect to such change, the Grantee continues to be an employee of the Company or any Subsidiary. All of the provisions of this Section 9 are subject to the provisions of any written employment agreement between the Grantee and the Company or a Subsidiary that applies, by its terms, to an Option and that is in effect at the time its provisions would become operative with respect to that Option.

     10. TAXES. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery of shares of Common Stock under this Plan or such other appropriate time, an appropriate number of shares of Common Stock for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Board may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the Grantee. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Board may provide for loans, on either a short term or demand basis, from the Company to the Grantee to permit the payment of taxes required by law.

     11. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of the Grantee under an Award previously granted shall be made without the consent of the Grantee and no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is then required by applicable legal requirements.


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     12. ASSIGNABILITY. Unless otherwise determined by the Board and provided in the applicable Award Agreement, no Award, Award Agreement or deferred option stock shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security
Act, or the rules thereunder. Any attempted assignment of an Award, Award Agreement or deferred option stock in violation of this Section 12 shall be null and void.

     13. ADJUSTMENTS.

         (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

         (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Options, (iii) the exercise price in respect of such Options, (iv) the appropriate Fair Market Value and other price determinations for such Options and (v) the number of shares of Common Stock covered by Restricted Stock Grants shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock covered by outstanding Options, (ii) the exercise price in respect of such Options, (iii) the appropriate Fair Market Value and other price determinations for such Options and (iv) the number of shares of Common Stock covered by Restricted Stock Grants shall each be proportionately adjusted by the Board to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Grantee and preserve, without exceeding, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment.

         (c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock


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as the Board determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the exercisability or vesting of, or lapse of restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised or restricted at the time of such transaction or (iii) to provide for the acceleration of the exercisability or vesting of an outstanding Award and the cancellation thereof in exchange for such payment as shall be mutually agreeable to the Grantee and the Board.

     14. RESTRICTIONS. No Common Stock shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Board may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

     15. UNFUNDED PLAN. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to the Grantee, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Board be deemed to be a trustee of any Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award or Award stock shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

     16. GOVERNING LAW. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

     17. EFFECTIVENESS. The Plan was originally effective as of January 1, 1999, and as amended and restated shall be effective as of May 2, 2001.





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